TLC SUPPORT AGREEMENT


THIS AGREEMENT is made this 26th day of February, 1998.


BETWEEN: BEACONEYE INC. (the "Corporation"), a corporation incorporated under the laws of Canada,

                              - and -

                        TLC THE LASER CENTER INC. ("TLC"), a corporation incorporated under the laws of Ontario


WHEREAS:

(a) TLC has proposed a transaction (the "Transaction") to the Corporation on the basis set out in Schedule "A" pursuant to which TLC would acquire all of the outstanding common shares of the Corporation;

(b) TLC also has proposed that, pending completion of the Transaction, it will manage and fund the business and affairs of the Corporation;

(c) Shareholders of the Corporation have entered into agreements (the "Lock-Up Agreements") with TLC pursuant to which they have agreed, among other things, to tender those shares pursuant to the Transaction;

(d) The board of directors of the Corporation (after consultation with its financial advisor, CIBC Wood Gundy Inc., and shareholders of the Corporation) has determined that it is in the best interests of the Corporation to pursue the Transaction;

NOW THEREFORE in consideration of the mutual covenants set out in this agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Corporation and TLC agree that:

1.    Representations and Warranties

A.    The Corporation represents and warrants to TLC that:

      (a) the Corporation has been incorporated and organized, and is validly existing, under the laws of its jurisdiction of incorporation;

      (b) the Corporation has the requisite corporate power and authority to enter into this agreement;

      (c) the execution and delivery of this agreement by the Corporation, and the consummation by the Corporation of the transactions contemplated by this agreement, have been duly authorized by the board of directors of the Corporation;

      (d) this agreement has been duly executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation, enforceable by TLC against the Corporation in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors' rights generally;

      (e) the execution and delivery by the Corporation of this agreement and performance by it of its obligations under this agreement will not:

            (i) result in a material violation or breach of any provision of its constating documents or its bylaws, or

            (ii) any applicable law or, to its knowledge, any regulation, order, judgement or decree (subject to obtaining the consents referred to below);

      (f) other than the delivery and filing of a directors circular and filings required in connection with the financing contemplated in Schedule "B", no authorization, consent or approval of, or filing with, any public body, court or authority is necessary for the consummation by the Corporation of its obligations under this agreement, except for such authorizations, consents, approvals and filings as to which the failure by any party to obtain or make would not, individually or in the aggregate, prevent or materially delay the Transaction;

      (g) the board of directors of the Corporation has determined to recommend that holders of common shares of the Corporation accept, and tender their shares pursuant to, the Transaction.

      (h) as at the date of this agreement, the accounts payable and accrued expenses of the Corporation do not exceed US$4 million, in the aggregate; and

      (i) except as publicly disclosed or disclosed in writing to TLC prior to the date of this agreement, there has not been any material adverse change (as that term is defined for the purpose of the Securities Act (Ontario)) in the financial condition of the Corporation from that reflected in the balance sheet and income statement for the month ended January 31, 1998 that has been delivered to TLC.

B.    TLC represents and warrants to the Corporation that:

      (a) TLC has been incorporated and organized, and is validly existing, under the laws of its jurisdiction of incorporation;

      (b) TLC has the requisite corporate power and authority to enter into this agreement;

      (c) the execution and delivery of this agreement by TLC, and the consummation by TLC of the transactions contemplated by this agreement, have been duly authorized by the board of directors of TLC;

      (d) this agreement has been duly executed and delivered by TLC and constitutes a valid and binding obligation of TLC, enforceable by the Corporation against TLC in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors' rights generally;

      (e) the execution and delivery by TLC of this agreement and performance by it of its obligations under this agreement will not:

            (i) result in a material violation or breach of any provision of its constating documents or its bylaws, or

            (ii) any applicable law or, to its knowledge, any regulation, order, judgement or decree (subject to obtaining the consents referred to below);

      (f) other than the delivery and filing of a share exchange take-over bid circular, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary for the consummation by TLC of its obligations under this agreement, except for such authorizations, consents, approvals and filings as to which the failure by any party to obtain or make would not, individually or in the aggregate, prevent or materially delay the Transaction; and

      (g) TLC has sufficient funds available to finance the Corporation on the terms set out in Schedule "B".

2.    The Transaction

      On or before March 16, 1998, TLC shall mail to all holders of common shares of the Corporation a share exchange take-over bid circular that is consistent with the terms and conditions of Schedule "A" and complies with all applicable legislation.

3.    Cooperation

      The Corporation shall use all reasonable commercial efforts to assist TLC in complying with ss.2 and, among other things, will:

      (a) provide to TLC such lists of holders of the securities of the Corporation that TLC may reasonably request to assist it in the implementation of the Transaction;

      (b) through its board of directors recommend that its shareholders tender Shares to the Transaction;

      (c) issue and file a directors circular, including such recommendation, that complies with all applicable legislation and is in accordance with Schedule "A"; and

      (d) use its commercially reasonable efforts to cause the exercise, conversion or cancellation of all issued and outstanding options or other rights, warrants or entitlements to purchase or otherwise acquire authorized and unissued common shares of the Corporation (other than the Debentures) prior to the expiry date of the Bid.

4.    Management of the Corporation

      From the date of this agreement until its termination, TLC shall manage the business and affairs of the Corporation and the Corporation shall cooperate with TLC in permitting it to do so. (That management shall include, without limitation, the ability to require existing management of the Corporation to take leave with pay, provided such leave is on terms that do not result in any liability to the Corporation.) In this capacity, TLC shall:

      (a) act honestly and in good faith with a view to the best interests of the Corporation; and

      (b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

TLC shall have no liability to the Corporation in this context for any liabilities, obligations, claims, costs or expenses, and the Corporation shall indemnify TLC and its present and former directors, officers and employees against all costs, charges and expenses (including an amount paid to settle an action or satisfy a judgment) reasonably incurred by such party in respect of any civil, criminal or administrative action or proceeding to which it is made a party by reason of its management activities undertaken pursuant to this section 4, except, in each case, to the extent that a court of competent jurisdiction determines in a judgement that is not subject to appeal that those liabilities, obligations, claims, costs or expenses arise out of, or are caused by, the wilful misconduct, bad faith or negligence of TLC or any of its directors, officers, employees, consultants, agents or representatives.

5.    Bridge Financing

      Provided that, as at the date hereof, the accounts payable and accrued expenses of the Corporation do not exceed US$4 million, in the aggregate, TLC shall provide financing to the Corporation to finance its operations from the date of this agreement on the terms set out in Schedule "B".

6.    Access to Information to Facilitate Pursuant of the Transaction

      The Corporation shall afford (and will cause its respective subsidiaries to afford) to TLC (and its directors, officers, employees and agents) access to their businesses, properties, assets, officers, employees, agents, books and records. All information resulting from this process shall be held in confidence as provided in the confidentiality agreement (the "Confidentiality Agreement") dated November 4, 1997 to which TLC is a party.

7.    Other Acquisition Proposals

A. Except as expressly permitted by this agreement, the Corporation shall not, directly or indirectly (through any insider, investment banker, agent or otherwise) take any act that would reasonably be expected to in any material way adversely affect, or reduce the likelihood of, the successful completion of the Transaction.

B. Without limiting the generality of the preceding paragraph, during the term of this agreement, the Corporation shall not:

      (a)   solicit, initiate, or encourage inquiries or submission of;

      (b)   participate in any discussion or negotiations regarding;

      (c)   furnish to any other person any information with respect to; or

      (d) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any other person to effect,

a transaction which competes with or is inconsistent with the successful completion of the Transaction. Nothing in this agreement shall, however, prevent the board of directors of the

Corporation or the Corporation itself from responding to or pursuing an unsolicited proposal made to it if, in the opinion of the board of directors of the Corporation, acting in good faith, the failure to do so would be inconsistent with the discharge of their fiduciary duties.

C. The Corporation shall notify TLC of any proposed transaction (including the terms thereof and the identity of the party making the proposal), any future request for non-public information relating to the Corporation, or access to the properties, books or records of the Corporation (or any of its subsidiaries) by any person that may be considering a transaction that could reasonably be considered to be in competition with or inconsistent with the Transaction.

8.    Fees and Expenses

      Except as expressly provided in Schedule "B", or as may otherwise be agreed by the parties, each of the parties shall be responsible for payment of all fees and expenses incurred by it in connection with the matters contemplated by this agreement.

9.    Confidentiality and Public Disclosure

      Disclosure of this agreement, its terms and conditions and the transactions that it contemplates shall be made only:

      (a) with the approval of each of the Corporation (through its board of directors) and TLC, which approval shall not be withheld unreasonably;

      (b) as required by applicable legislation or any regulatory authority or stock exchange; or

      (c)   as may be required by a court of competent jurisdiction.

The Corporation and TLC shall consult with one another as to the timing and wording of press releases and other disclosure of or relating to this agreement and the Transaction. This section shall not restrict the ability of the Corporation and TLC to provide copies of this agreement to their respective boards of directors and to those employees, bankers and professional advisors that need to know details of this agreement and the Transaction for them to perform their obligations in connection with the Transaction.

10.   Termination

A. The Corporation, when not in default in performance of its obligations under this agreement may, without prejudice to any other rights, terminate this agreement by notice to TLC if:

      (a) TLC has not taken up and paid for all common shares tendered pursuant to the Transaction on or before April 17, 1998; or

      (b)   TLC breaches this agreement in any material respect.

B. TLC, when not in default of the performance of its obligations under this agreement, may, without prejudice to any other rights, terminate this agreement by notice to the Corporation if:

      (a) any of the Lock-Up Agreements have been terminated without the consent of TLC, provided that TLC has not breached a Lock-Up Agreement in any material respect; or

      (b)   the Corporation breaches this agreement in any material respect.

C. This agreement also may be terminated at such other time as may be agreed by the board of directors of the Corporation and TLC in writing.

D. The provisions of ss.4 (as it relates to the liability of TLC for its management of the business and affairs of the Corporation), 6 (as it relates to the maintenance of confidentiality), 8, 9, 10, 11, 12, 13, 14, 15 and 16 shall continue in full force and effect and survive any termination or purported termination of this agreement or any of its terms.

11.   Assignment

      TLC may assign all or any part of its rights under this agreement (other than those arising under ss.4) to a direct or indirect wholly-owned subsidiary; provided that if such an assignment takes place, TLC shall continue to be liable for any default in the performance by the assignee. This agreement shall not otherwise be assignable by either the Corporation or TLC without the prior written consent of the other.

12.   Notice

      Any notice or other communication required or permitted to be given under this agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided that transmission is confirmed):

      (a)   in the case of the Corporation, to the following address:

            3 Robert Speck Parkway
            Suite 725
            Mississauga, Ontario
            L4Z 2G5

            Facsimile No: 905-897-6130
            Attention: Richard Lockie
                       Chairman, Special Committee of the Board of Directors

      (b)   in the case of TLC, to the following address:

            5600 Explorer Drive
            Suite 301
            Mississauga, Ontario
            L4W 4Y2

            Facsimile No: 905-602-2025
            Attention: Elias Vamvakas
                       President and Chief Executive Officer

or such other address as the party to which that notice or other communication is to be given last notified the party giving the notice in the same manner provided in this section. Any notice given in accordance with the section shall be deemed to have been received on the date of delivery or sending.

13.   Governing Law

      This agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein (excluding any conflict of laws rule or principle that might refer to the laws of another jurisdiction). Each party irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising under this agreement or related to this agreement.

14.   Entire Agreement

      This agreement and the Confidentiality Agreement constitute the entire obligations of the parties with respect to the subject matter of this agreement and supersede any prior expression of intent or understanding with respect to the subject matter of this agreement or understanding with respect to the transactions contemplated by this agreement. For greater certainty, none of the parties makes any representation or warranty, express or implied, except as set forth in this agreement or as may be set forth in a subsequent definitive agreement.

15.   Specific Performance and Other Equitable Rights

      Each of the Corporation and TLC recognizes and acknowledges that this agreement is an integral part of the Transaction and that they would not pursue the Transaction unless this agreement was executed. Each of the Corporation and TLC acknowledges and agrees that a breach by it of any covenant or other commitment contained in this agreement will cause the other to sustain injury for which it would not have an adequate remedy at law for money damages. In the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of the covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it might be entitled, at law or in equity. The Corporation and TLC agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

16.   Counterparts

      This agreement may be signed in any number of counterparts (by facsimile or otherwise), each of which shall be deemed to be original and all of which, when taken together, shall be deemed to constitute one in the same instrument. It shall not be necessary in making proof of this agreement to produce more than one counterpart.

      IN WITNESS WHEREOF the parties have signed this agreement as of the date first set out above.


                                       BEACONEYE INC.



                                       Per: ____________________________________


                                       TLC THE LASER CENTRE INC.



                                       Per: ____________________________________

                                  SCHEDULE "A"

                                 THE TRANSACTION


Form: Share exchange take-over bid (the "Bid") for all of the common shares of the Corporation.

Consideration:    $1.50 per common share of the Corporation, to be satisfied with common shares of TLC, which shall be valued at the weighted average closing price of the common shares of TLC on the 20 trading days ending on the last trading day prior to take up of the common shares of the Corporation under the Bid;
                  provided this value shall not exceed $18.75 or be less than $17.50. Fractional interests in common shares of TLC will not be issued and in lieu thereof, a holder will be paid cash based on the price calculated above per common share of TLC.

Conditions:       The bid shall be conditional only upon:

                  (a) there being deposited, and not withdrawn, at least two-thirds of the outstanding common shares of the Corporation;

                  (b) no law, regulation, rule, policy, decision or order (whether or not having the force of law) shall have been enacted, promulgated, applied or rendered after the date of this agreement (i) to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to TLC of the common shares of the Corporation or the right of TLC to own or exercise full rights of ownership of such shares, or (ii) which would prevent, or impose material limitations or conditions on, completion of the acquisition by TLC of all of the common shares of the Corporation pursuant to a second step transaction; and

                  (c) there not existing any prohibition at law against TLC making the Bid or taking up and paying for any or all of the shares under the Bid.

Mailing:          TLC shall mail the bid on or before March 16, 1998.

Take-Up: TLC shall take up and pay for common shares deposited under the bid as soon as possible after the expiry of the initial 21 day withdrawal rights contemplated under the Securities Act (Ontario).

Letter of
Transmittal:      The letter of transmittal will contain the language included under the heading "Release of BeaconEye and Certain Persons and Cancellation of Options and Warrants" in the letter of transmittal that accompanied TLC's January 13, 1998 circular, amended to add the following after the words "Expiry
                  Time" in the seventh line:

                        "except that such release insofar as it relates to directors, officers and employees of BeaconEye and its subsidiaries shall only extend to causes, matters or things arising out of their conduct as directors, officers and employees of BeaconEye and its subsidiaries".

Directors
Circular:         The board of directors of the Corporation shall make available to TLC, for mailing by TLC concurrently with the Bid, a directors circular recommending that holders of common shares of the Corporation accept, and tender their shares pursuant to, the Bid.

                                  SCHEDULE "B"

                                    FINANCING

Facility:         Subject to ss.5 of the agreement, TLC shall advance to the
                  Corporation sufficient funds to carry on its business in a manner that does not diminish the value of that business.

Drawdowns:        Advances shall be made to the Corporation as required for the operation of its business.

Interest:         The principal amount of the loan and accrued interest shall bear interest at floating rate equal to prime plus 2%.
                  Interest shall accrue monthly and be payable at maturity.

Maturity:         The loan shall mature and be payable on December 31, 1998.

Prepayment:       The Corporation may prepay the loan, in $100,000 increments, at any time.

Security:         The loan shall be secured on the assets of the Corporation
                  (including a pledge of the shares of its subsidiaries) and its subsidiaries and shall rank in priority to the security granted in connection with the convertible debentures issued by the Corporation in November 1997; provided, however, that if TLC does not take up and pay for the Shares based solely on reliance on condition (b)(ii) then TLC shall subordinate its security interest to the holders of the Debentures.

Expenses:         All reasonable out-of-pocket expenses of TLC in connection with the financing shall be for the account of the Corporation.